UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Inter-Tel (Delaware), Incorporated
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1

On October 18, 2006, Inter-Tel (Delaware), Incorporated issued a press release. A copy of the press release is attached as Exhibit 1.
Exhibit 1: Press Release dated October 18, 2006

Exhibit 1
FOR IMMEDIATE RELEASE
THIRD MAJOR PROXY ADVISORY FIRM RECOMMENDS INTER-TEL
STOCKHOLDERS VOTE AGAINST MIHAYLO RESOLUTION AT SPECIAL
MEETING
TEMPE, Ariz., October 18, 2006 — Inter-Tel (Delaware), Incorporated (Nasdaq: INTL) today announced that PROXY Governance, Inc., a leading independent proxy advisory firm, recommends that Inter-Tel stockholders vote AGAINST the resolution proposed by Steven G. Mihaylo at the October 24, 2006 Special Meeting of Stockholders.
Inter-Tel previously announced that Institutional Shareholder Services (ISS) and Glass Lewis & Co., two other leading independent proxy advisory firms, also recommend that Inter-Tel stockholders vote AGAINST the Mihaylo Resolution. Hundreds of major institutional investors, mutual funds, pension plans and other fiduciaries rely on the recommendations of ISS, Glass Lewis and PROXY Governance.
“We are pleased that three of the nation’s leading proxy advisory firms recommend that Inter-Tel stockholders vote AGAINST the Mihaylo Resolution,” said Alex Cappello, Inter-Tel’s Chairman. “As the Special Meeting is only days away, we urge all stockholders to vote promptly on the WHITE card to reject Mr. Mihaylo’s attempt to force a sale of the Company at an inopportune time and an inadequate price. We look forward to the Special Meeting and to continuing to serve the best interests of our stockholders.”
In its report, PROXY Governance stated:
“We believe that the resolution is part of an effort by the Mihaylo Group to acquire the company and are concerned that the Mihaylo Group is taking advantage of the timing of the company’s new product release and management/board changeover in order to acquire the company at a price that does not fully capture the company’s actual valuation given that performance is at an inflection point. As such, we recommend that shareholders vote against the resolution and return management’s WHITE card at this time.”*
PROXY Governance also commented:
“We recognize that management and the board have experienced significant changeover this year and that the board changes include individuals with expertise in operations and strategic advisory services ... Typically, PROXY Governance believes that if a company’s management has changed in the previous two years, the new management should be given a sufficient amount of time to demonstrate improved financial performance. Along these lines, we also support the company’s efforts to maximize value to shareholders through the implementation of a strategic long-term plan and through an evaluation of the company’s strategic alternatives.”*
* Permission to use quotations neither sought nor obtained.

Exhibit 1
The Special Committee urges all stockholders to protect their investment and vote AGAINST the Mihaylo Resolution on the WHITE proxy card today. Stockholders with questions or who need assistance in voting their shares may call the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834 (banks and brokers may call collect at 212-750-5833).
About Inter-Tel (Delaware), Incorporated
Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design, traffic provisioning, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,900 communications professionals, and services business customers through a network of 58 company-owned, direct sales offices and approximately 350 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.
This press release contains forward-looking statements. All statements other than statements of historical fact may be forward-looking statements. These include statements concerning the anticipated impact on stockholder value of the Company’s strategic plan, the ability of management to execute the Company’s strategy and adapt to changes in the industry, the Company’s review of all strategic alternatives to maximize stockholder value, and the effect of the Mihaylo Resolution and the actions of its sponsors and others. Such statements are based on current assumptions that involve risks and uncertainties which could cause the actual results, performance, or achievements of the Company to be materially different from those described in such statements, including, market acceptance of new and existing products, software and services; dependence on continued new product development; product defects; timely and successful hiring and retention of employees; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; and availability of inventory from vendors and suppliers. For a further list and description of such risks and uncertainties, please see the risks factors contained in the Company’s Form 10-K, as amended on Form 10-K/A, each as filed with the SEC, other subsequently filed current and periodic reports, and the Company’s most recent Form 10-Q dated August 9, 2006. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Media:
Steve Frankel / Jeremy Jacobs
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
Investors:
Alan Miller / Jennifer Shotwell
Innisfree M&A Incorporated
212-750-5833
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